Exhibit 99.1

RECONDITIONED SYSTEMS, INC.                 NEWS RELEASE
444 WEST FAIRMONT
TEMPE, AZ 85282                             CONTACT:
(602)968-1772 (TELEPHONE)                   INVESTOR RELATIONS
(602)894-1907 (FAX)

                                            FOR IMMEDIATE RELEASE
                                            NASDAQ: RESY

MERGER AGREEMENT TERMINATED

TEMPE, ARIZONA, FEBRUARY 17, 1999 - As previously announced by Chairman of the Board, Scott W. Ryan, the Board of Directors of Reconditioned Systems, Inc. ("RSI" or "the Company"), received formal notice from Cort Investment Group, Inc. ("CNI"), RSI's merger partner, that CNI believes RSI is in breach of the representations and warranties set forth in the Merger Agreement dated October 30, 1998. The specific concerns related to a corporate tax election made in RSI's 1995 income tax return for the fiscal year ending March 31, 1996. Consequently, the merger did not close into escrow on February 5, 1999 as planned.

RSI has determined that the entire net operating loss for the year ending March 31, 1996, in the approximate amount of $2.9 million, could potentially be deemed invalid by the Internal Revenue Service ("IRS") due to the omission of an election in the filing. RSI has engaged experts to file with the IRS for a private letter ruling to validate the loss. Due to the fact that the IRS has repeatedly granted relief to taxpayers in similar circumstances, the experts believe it is very likely that the IRS will approve the private letter ruling, thereby validating the net operating loss deduction taken to date. However, no assurance can be given that RSI will receive a favorable ruling, and it is not likely that the Company will receive any ruling prior to March 31, 1999. Accordingly, CNI has terminated the Merger Agreement. Because RSI has been advised that it is very likely that the IRS will grant relief in this case, the Company is not restating its financial results at this time. However, if RSI does not receive a favorable ruling, the Company will need to restate financial results for all periods subsequent to March 31, 1995. Further details regarding the Company's net operating losses are contained in the Company's Form 10-QSB for the quarter ended December 31, 1998.

The statements contained in this press release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve risks and uncertainties, including, but not limited to, the risk that the Company will not obtain a favorable IRS private letter ruling regarding its net operating losses. In addition, the Company's business, operations and financial condition are subject to substantial risks that are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. These reports and statements include the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998 and Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998.